Exhibit 8.1

SUBSIDIAIRES OF LICHEN INTERNATIONAL LIMITED

Name of subsidiaries	Place of incorporation	Date of incorporation	Percentage Ownership
Legend Consulting Investments Limited (“Legend Consulting BVI”)	The British Virgin Islands (“BVI”)	December 20, 2013	100%
Legend Consulting Limited (“Legend Consulting HK”)	Hong Kong	January 8, 2014	100%
Lichen Holding Singapore Pte. Ltd. (“Lichen Singapore”)	Singapore	December 28, 2023	100%
Fujian Province Lichen Management and Consulting Company Limited (“Lichen Zixun”)	Fujian, the People’s Republic of China (“PRC”)	April 14, 2004	100%
Bondly Enterprises Limited (“Bondly HK”)	Hong Kong	June 13, 2022	60%
Xiamen Bondly Management and Consulting Company Limited (Bondly XM)	Fujian, the People’s Republic of China (“PRC”)	August 25, 2022	60%
Yingtan Legend Capital Management Co., Ltd. (“Lichen Yingtan”)	Jiangxi, the People’s Republic of China (“PRC”)	November 27, 2023	100%
Xiamen Legend Technology Co., Ltd. (“Legend Technology”)	Fujian, the People’s Republic of China (“PRC”)	July 9, 2025	100%
Xiamen Legend Tax and Finance Service Co., Ltd. (“Legend Tax&Finance”)	Fujian, the People’s Republic of China (“PRC”)	October 11, 2025	100%
Shanghai Legend Zhiyuan Management and Consulting Co., Ltd. (“Shanghai Zhiyuan”)	Shanghai, the People’s Republic of China (“PRC”)	October 11, 2025	55%